Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC.

ANNOUNCES QUARTERLY DIVIDEND

January 25, 2023

Contact: Kathleen J. Chappell, Executive Vice President and CFO 540-955-2510

kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 25, 2023) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, declared a regular cash dividend on January 25, 2022, of $0.30 per common share payable February 17, 2023, to shareholders of record on February 6, 2023.

The Bank of Clarke offers a broad range of commercial banking, retail banking and trust and investment services through 12 bank branches located throughout Clarke, Frederick, Loudoun and Fauquier Counties, as well as the City of Winchester, Towns of Purcellville and Leesburg and Ashburn, VA. The Bank also has loan production offices in Tysons, VA and Frederick, MD. The Company’s common stock trades on the OTC Markets Group’s OTCQX Market under the symbol EFSI.